UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2013, ReachLocal, Inc. (the “Company”) amended and restated the previously disclosed transition agreement, dated November 1, 2012 (the “Transition Agreement” and as amended, the “Amended Transition Agreement”), with Michael Kline, the Company’s Chief Strategy Officer and President of Local Commerce, and one of the Company’s founders. Under the Amended Transition Agreement, Mr. Kline will serve in his full-time capacity through December 31, 2013, and then as a consultant through June 30, 2014, on terms and conditions substantially similar to the Transition Agreement.

In connection with entrance into the Amended Transition Agreement, the Compensation Committee of the Company’s Board of Directors approved the grant of 30,000 shares of performance-based restricted stock to Mr. Kline. The restrictions will lapse if certain performance milestones are achieved on or before June 30, 2014. If Mr. Kline experiences a termination of service without “cause” prior to achievement of the performance milestones, the restricted shares will remain outstanding and eligible to vest if the performance milestones are later achieved on or before June 30, 2014.

The foregoing is not a complete description of the terms and conditions of the Amended Transition Agreement and is qualified in its entirety by reference to the Amended Transition Agreement, a copy of which will be filed as an exhibit to Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2013	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer